UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 28, 2013 (March 27, 2013)

CHEMBIO DIAGNOSTICS, INC.
(Exact name of registrant as specified in its charter)

Nevada	0-30379	88-0425691
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification Number)

3661 Horseblock Road, Medford, NY 11763
(Address of principal executive offices and zip code)

(631)924-1135
(Registrant’s telephone number, including area code)

Not Applicable.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-14c))

ITEM 1.01 Entry Into a Material Definitive Agreement.

On March 27, 2013, Chembio Diagnostics, Inc. (the “Company”) and Craig-Hallum Capital Group, in its capacity as the representative of the underwriters named therein (the “Underwriters”), entered into a purchase agreement (“Underwriting Agreement”) relating to the public offering (the “Offering”) of 1,200,000 shares of the Company’s common stock (“Common Stock”) at a price of $5.00 per share.  The net proceeds are expected to be approximately $5,450,000, after deducting the underwriting discounts and commissions.  The Offering is expected to close on or about April 3, 2013, subject to the satisfaction of customary closing conditions.

The Underwriting Agreement contains customary representations, warranties, and agreements by the Company, and customary conditions to closing, indemnification obligations of the Company and the Underwriters, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties, and termination provisions. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties. These representations, warranties and covenants are not factual information to investors about the Company.

Pursuant to the Underwriting Agreement, directors and executive officers of the Company entered into agreements in substantially the form included as an exhibit to the Underwriting Agreement providing for a 60-day “lock-up” period with respect to sales of specified securities, subject to certain exceptions.

The foregoing description of the Underwriting Agreement is qualified in its entirety by reference to the Underwriting Agreement, which is filed as Exhibit 1.1 hereto and is incorporated herein by reference.

Item 8.01 Other Events.

On March 28, 2013, we issued a press release announcing the pricing of the offering. A copy of this press release is attached hereto as Exhibit 99.1.

ITEM 9.01 Financial Statements and Exhibits.

Exhibits

1.1	Underwriting Agreement, dated March 27, 2013.
99.1	Press Release, dated March 28, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CHEMBIO DIAGNOSTICS, INC.

Dated: March 28, 2013

/s/ Lawrence A. Siebert
Lawrence A. Siebert
Chief Executive Officer